Exhibit 99.1

Avatech Solutions Announces Profitable Second Fiscal Quarter with Net Income Rising 69%

• Net income increases to $855,000

• Overhead costs decline by $644,000

• Services revenue increases by 14%

BALTIMORE, MD – February 14, 2008 – Avatech Solutions, Inc. (OTCBB:AVSO.OB), the nationwide technology experts for design, engineering, and facilities management, today announced financial results for its second fiscal quarter ended December 31, 2007.

For the second quarter of fiscal 2008, the Company reported revenues of $12,931,000 compared to $12,412,000 in the prior-year period. The Company reported net income of $855,000, or $0.04 per fully diluted share, compared to net income of $507,000, or $0.02 per fully diluted share, in the same period of the prior year.

For the six months ended December 31, 2007, the Company reported revenues of $25,348,000 compared to $24,457,000 in the prior-year period. Avatech’s net income for the six months ended December 31, 2007 was $1,344,000, or $0.07 per fully diluted share, compared to $543,000, or $0.02 per fully diluted share, for the same period in the prior fiscal year.

President and Chief Executive Officer George Davis commented, “Our company-wide focus on productivity, efficiency and margin improvement continued to produce results in the second quarter. Net income rose 69% over last year’s period, reflecting the combination of a modest increase in revenue and our rigorous cost containment efforts. Selling, general and administrative expenses (SG&A) represented 36.6% of sales in this year’s second quarter compared to 43.3% in the second quarter of fiscal 2007. For the first six months of fiscal 2008, net income rose almost 150%, while SG&A expenses represented 36.9% of sales. We are pleased by this progress and believe we have created a solid foundation for Avatech’s long-term growth and profitability.

“We are also encouraged by the 14% increase in service revenue we generated in the second quarter when compared with the same period last year. Increasingly, customers view Avatech as a committed partner that enables them to inject innovation into their business practices.

“Today’s design world is being driven by new methods, processes, and technologies, and, through Avatech’s unrivalled industry expertise, national footprint, and in-depth experience, we can truly set the standard for value-added services. Over the first six months of our fiscal year we have added over 800 new customers to our base, including major players in all of our key market segments. As previously announced, we secured important projects with industry-leading firms like Barton Malow in our building industry segment and Veristic Technologies in our manufacturing industry segment. These new customer engagements, which will utilize unique Avatech engineering expertise, represent the value add that we offer to the broad design engineering community.

We are particularly pleased with the continuing uptake of the value-added services components of our business, which reflects our deep commitment to improving our customers’ return on investment and productivity.

“Looking forward to the second half of fiscal 2008, we continue to expect to deliver modest revenue growth and be profitable each quarter, although today’s more difficult economy may present additional challenges. In response to those challenges, we will continue to focus on organic and strategic initiatives that will deliver diverse and complimentary solutions to our installed base of over 18,000 customers and open additional market opportunities. Organically, we have identified and are implementing specific value-added services offerings, including training, consulting and implementation, that we expect will continue to drive our services business growth. Strategically, we are investigating potential acquisition targets with an emphasis on diversification and services business growth. We will report on the results of these initiatives in upcoming quarters.”

Conference Call Information
Avatech will hold a conference call to discuss its first quarter results at 11:00 a.m. ET on Thursday, February 14, 2008. The dial-in number for the conference call is (866) 634-2258. (For international callers, the dial-in number is 706-643-9926.) A replay of the call will also be available through Wednesday, February 21, 2007, and can be accessed by dialing (706) 645-9291, conference ID #33060764.

A live webcast of the call will be broadcast in the Investor Relations section of the Company’s website, http://www.avatech.com. For those who cannot listen to the live broadcast, an audio replay of the call will also be available on the site.

About Avatech Solutions
Avatech Solutions, Inc. (OTCBB:AVSO.OB) is the recognized leader in design and engineering technology with unparalleled expertise in design automation, data management and process optimization for the manufacturing, engineering, building design and facilities management markets. Headquartered in Owings Mills, Maryland, the company specializes in consulting, software systems integration and implementation, standards development and deployment, education, and technical support. Avatech is one of the largest integrators of Autodesk software worldwide and a leading provider of PLM solutions. The company’s clients include industry leaders from Fortune 500 and Engineering News Record’s Top 100 companies. Visit http://www.avatech.com for more information.

Forward-looking Statement
This press release contains forward-looking statements about the expectations, beliefs, plans, intentions, and strategies of Avatech Solutions, Inc. There are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Statements that are not historical in nature, including those that include the words “goal,” “expect,” “anticipate,” “estimate,” “should,” “believe,” “intend,” and similar expressions, are based on current expectations, estimates and projections about, among other things, the industry and the markets in which Avatech operates, and they are not guarantees of future performance. Whether actual results will conform to expectations and predictions is subject to known and unknown risks and uncertainties, including risks and uncertainties discussed in this report; general economic, market, or business conditions; changes in interest rates, and demand for our products and services; changes in our competitive position or competitive actions by other companies; the ability to manage growth; changes in laws or regulations or policies of federal and state regulators and agencies; and other circumstances beyond our control. Consequently, all of the forward-looking statements made in this document are qualified by these cautionary statements, and there can be no assurance that the actual results anticipated will be realized, or, if substantially realized, will have the expected consequences on our business or operations.